Exhibit 99.1

ASIAINFO REPORTS SECOND QUARTER 2007 RESULTS

♦	Net Revenue[1] Grows 40% Year-Over-Year and 13% Sequentially

♦	Net Income Grows 85% Year-Over-Year

♦	Lenovo-AsiaInfo Net Revenue Grows 158% Year-Over-Year and 60% Sequentially

BEIJING/SANTA CLARA, Calif. – July 25, 2007 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), a leading provider of telecom software solutions and IT security products and services in China, today announced second quarter results for the period ended June 30, 2007.

“I’m pleased to report strong revenue growth in both our core telecom software and IT security businesses during the second quarter,” said Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “Industry-wide recognition of AsiaInfo’s leading telecom software development capabilities coupled with emerging market opportunities and an in-depth understanding of our customers led to healthy growth during the quarter.”

During the second quarter, AsiaInfo announced contracts to upgrade China Mobile’s business intelligence system in Chongqing, expand China Netcom’s broadband billing system in Zhejiang, upgrade China Unicom’s billing and CRM system in Jiangsu province to support their GPRS services, and act as strategic consultant and system designer for the development of China Mobile’s next generation IP infrastructure.

“There is a clear industry trend towards greater analysis of customer and traffic data, and deployment of world-class networks,” continued Mr. Zhang. “With our broad expertise in telecom software solutions and distinct technical advantage we believe we will continue to see healthy growth.”

Second Quarter 2007 Financial Results

Meeting guidance, net revenue for the second quarter of 2007 was US$26.6 million, an increase of 40% year-over-year, and an increase of 13% sequentially.

Net income from continuing operations for the second quarter of 2007 was US$2.5 million, or US$0.06 per basic share. This compares to US$1.1 million or US$0.02 per basic share in the year-ago period, and US$5.0 million or US$0.12 per basic share in the previous quarter.

AsiaInfo’s telecom business continued to perform well, with net revenue up 30% year-over-year, and 8% sequentially. Net revenue for the Lenovo-AsiaInfo business unit increased 158% year-over-year, and 60% sequentially. Please refer to the end of this press release for condensed segmented financial information for AsiaInfo’s two business units.

[1]	Net revenue represents total revenue net of third party hardware costs. A reconciliation of net revenue to GAAP revenue is provided at the end of this press release.

Gross revenue for the second quarter of 2007 was US$29.6 million, 28% higher than the year ago period and down 2% sequentially.

Revenue from software products and solutions for the second quarter of 2007 was US$22.4 million, an increase of 39% from the year-ago period and an increase of 14% sequentially. Service revenue was US$4.0 million, a 50% increase year-over-year and a 12% sequential increase. Third-party hardware revenue was US$3.2 million, a 27% decrease from the year ago period and a decrease of 54% sequentially.

During the second quarter of 2007, the Lenovo-AsiaInfo business unit contributed approximately 13% to net revenue, including a 15% contribution to software products and solutions revenue and a 2% contribution to service revenue. Lenovo-AsiaInfo contributed 7% to the Company’s net revenue in the year-ago period and 9% in the previous quarter.

Gross margins were 49% in the second quarter of 2007 compared to 39% in the year-ago period and 43% in the previous quarter. Gross margin of net revenue (gross profit divided by net revenue) was 54% compared to 48% in the year-ago period and 55% in the previous quarter.

Total operating expenses for the second quarter of 2007 were US$13.3 million, an increase of 49% year-over-year and a 10% increase sequentially. Lenovo-AsiaInfo contributed 19% to total operating expenses before corporate general and administrative charges for the second quarter of 2007.

In the second quarter, AsiaInfo recorded total net income of US$2.5 million or US$0.06 per basic share. This is compared to net income of US$1.3 million or US$0.03 per basic share in the year-ago period. Net income was US$6.4 million or US$0.15 per basic share in the previous quarter.

Net income excluding share-based compensation expense, amortization and impairment charges, and other operating income (Non-GAAP net income2) was US$3.9 million in the second quarter of 2007 or US$0.09 per basic share. Non-GAAP net income in the year-ago period was US$1.7 million or US$0.04 per basic share. Non-GAAP net income in the previous quarter was US$5.2 million or US$0.12 per basic share.

As of June 30, 2007, AsiaInfo had a total of cash and cash equivalents, restricted cash and short term investments of US$164.5 million. Operating cash flow in the second quarter of 2007 was a net outflow of approximately US$8.4 million, primarily due to 2006 annual bonus payments made in the second quarter. Days sales outstanding, or DSO, for the second quarter were 116 days.

Third Quarter 2007 Guidance

AsiaInfo expects third quarter 2007 net revenue to be in the range of US$27 million to US$29 million, representing an increase of 15% to 23% year-over-year, and net income from continuing operations per basic share to be in the range of US$0.07 to US$0.08, representing an increase of 40% to 60% year-over-year.

[2]

Non-GAAP net income and non-GAAP EPS measures exclude share-based compensation expenses, amortization expenses of acquired intangible assets, and other operating income. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided at the end of the press release.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$)

	Three Months Ended Jun 30		Six Months Ended Jun 30
	2007	2006	2007	2006(1)
Revenues:
Software products and solutions	$22,406	$16,147	$42,006	$31,368
Service	4,011	2,680	7,580	5,835
Third party hardware	3,153	4,307	10,039	12,495

Total revenues	29,570	23,134	59,625	49,698

Cost of revenues:
Software products and solutions	10,116	7,941	19,089	15,216
Service	1,980	2,011	3,676	3,923
Third party hardware	2,995	4,092	9,537	11,871

Total cost of revenues	15,091	14,044	32,302	31,010

Gross profit	14,479	9,090	27,323	18,688

Operating expenses:
Sales and marketing	6,653	4,140	12,723	8,090
General and administrative	2,470	1,275	4,418	4,431
Research and development	4,161	3,498	8,247	6,702

Total operating expenses	13,284	8,913	25,388	19,223

Other operating income	—	—	2,734	—
Income (loss) from operations	1,195	177	4,669	(535)

Other income (expenses):
Interest income	1,249	1,127	2,806	2,095
Gain on investments	556	—	581	—
Other income (expense), net	52	3	(20)	(55)

Total other income, net	1,857	1,130	3,367	2,040

Income before income taxes	3,052	1,307	8,036	1,505
Income tax expense	554	205	587	266

Net income from continuing operations	2,498	1,102	7,449	1,239

Discontinued Operations

Income from discontinued operations net of taxes	—	246	1,445	469

Net income	$2,498	$1,348	$8,894	$1,708

Net income from continuing operations per share:
Basic	0.06	0.02	$0.17	$0.03
Diluted	0.06	0.02	$0.17	$0.03

Net income from discontinued operations per share:
Basic	—	0.01	$0.04	$0.01
Diluted	—	0.01	$0.03	$0.01

Net income per share
Basic	0.06	0.03	$0.21	$0.04
Diluted	0.06	0.03	$0.20	$0.04

Shares used in computation:
Basic	43,231,164	43,941,763	43,191,216	44,693,342
Diluted	45,050,920	44,916,700	44,869,741	45,634,975

Non-GAAP disclosure
Total revenues net of third party hardware cost	$26,575	$19,042	$50,088	$37,827
Total costs of sales net of third party hardware cost	12,096	9,952	22,765	19,139

(1)	Certain reclassifications have been made to prior period data due to 2006 discontinued operations.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	As at
	Jun 30, 2007	Dec 31, 2006(1)
ASSETS:
Current Assets:
Cash and cash equivalents	$87,668	$104,575
Restricted cash	13,435	12,645
Short term investments	63,381	45,882
Trade notes receivable	152	848
Accounts receivable, trade (net of allowances of $2,919 and $3,311 as of June 30, 2007 and December 31, 2006, respectively)	41,154	35,234
Inventories	5,902	6,518
Other receivables	2,641	4,288
Deferred income taxes-current	—	124
Prepaid expenses and other current assets	6,063	5,614
Assets held for sale	—	857

Total current assets	220,396	216,585

Long term investment	1,833	1,787
Property and equipment- net	1,891	1,857
Goodwill	18,114	17,993
Other acquired intangible assets-net	3,770	4,765
Deferred income taxes-non-current	1,175	1,175

Total Assets	$247,179	$244,162

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Trade notes payable	4,309	$4,045
Accounts payable	10,387	15,537
Accrued expenses	11,720	11,738
Deferred revenue	17,486	23,169
Accrued employee benefits	13,688	18,376
Other payables	4,553	4,450
Income taxes payable	71	927
Other taxes payable	2,938	3,232
Deferred income tax liability-current	2,135	—
Liabilities held for sale	—	227

Total current liabilities	$67,287	$81,701

Income taxes payable—non-current	689	—

Total liabilities	$67,976	$81,701

Stockholders’ equity:
Common stock (100,000,000 shares authorized; $0.01 par value; 43,572,340 and 43, 076, 034 shares issued as of June 30, 2007 and December 31, 2006, respectively; 43,572,340 and 43,076,034 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively)	436	431
Additional paid-in capital	198,235	195,881
Accumulated deficit	(31,878)	(40,556)
Accumulated other comprehensive income	12,410	6,705

Total stockholders’ equity	179,203	162,461

Total Liabilities and Stockholders’ Equity	$247,179	$244,162

(1)	December 31, 2006 balances were extracted from audited financial statements.

ASIAINFO HOLDINGS, INC.

CONDENSED INFORMATION FOR REPORTABLE SEGMENTS (UNAUDITED)

	(Amounts in thousands of US$)
	Three Months Ended
	June 30, 2007			June 30, 2006			March 31, 2007
	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total
Revenues:
Software products and solutions	$19,000	$3,406	$22,406	$14,943	$1,204	$16,147	$17,513	$2,087	$19,600
Service	3,950	61	4,011	2,541	139	2,680	3,465	104	3,569

Third party hardware	2,306	847	3,153	3,925	382	4,307	6,884	2	6,886

Total revenues	25,256	4,314	29,570	21,409	1,725	23,134	27,862	2,193	30,055

Cost of revenues:

Software products and solutions	8,861	1,255	10,116	6,976	965	7,941	8,256	717	8,973

Service	1,842	138	1,980	1,786	225	2,011	1,562	134	1,696
Third party hardware	2,190	805	2,995	3,729	363	4,092	6,540	2	6,542

Total cost of revenues	12,893	2,198	15,091	12,491	1,553	14,044	16,358	853	17,211

Gross profit	12,363	2,116	14,479	8,918	172	9,090	11,504	1,340	12,844

Business unit expenses:

Sales and marketing	4,857	1,796	6,653	2,736	1,404	4,140	4,386	1,684	6,070

General and administrative(1)	343	4	347	105	(826)	(721)	(91)	10	(81)

Research and development	3,809	352	4,161	3,042	456	3,498	3,673	413	4,086

Total business unit expenses	9,009	2,152	11,161	5,883	1,034	6,917	7,968	2,107	10,075

Other operating income	—	—	—	—	—	—	—	2,734	2,734

Contribution profit (loss)	$3,354	$(36)	$3,318	$3,035	$(862)	$2,173	$3,536	$1,967	$5,503

Corporate General and administration			2,123			1,996			2,029

Operating profit			1,195			177			3,474

(1)	General and administrative expenses reported reflect only the direct controllable expenses of each business unit and do not include allocation of corporate general and administrative expenses.

Second Quarter 2007 Conference Call

The earnings announcement conference call will take place on July 25, 2007 at 5:00pm Pacific Time/ 8:00pm Eastern Time (Beijing/Hong Kong Time: July 26, 2007 at 8:00am). The management team will be on the call to discuss results and highlights of the quarter, and answer questions. The dial-in numbers for the conference call are as follows:

U.S.: +1-866-549-1292

Hong Kong and International: +852 3005-2050

The passcode for the call is 489665.

A replay will be available from 8:00pm Pacific Time on July 25, 2007 until 8:00pm Pacific Time on August 4, 2007 by dialing one of the following numbers:

U.S.: +1 866-753-0743

Hong Kong and International: +852 3005-2020

The passcode for the replay is 132000.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at http://www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains presentations of the following “Non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The Non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors' overall understanding of the Company's current financial performance and prospects for the future. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the Non-GAAP financial measures to the nearest comparable GAAP measures.

(1) AsiaInfo's net revenue represents total revenue net of hardware costs that are passed through to our customers. We believe net revenue more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenue to GAAP revenue:

	2007 Q2	2006 Q2	2007 Q1
	(in thousands of US dollars)
Net Revenue	26,575	19,042	23,513
Third Party Hardware Costs	2,995	4,092	6,542

GAAP Revenue	29,570	23,134	30,055

(2) Non-GAAP net income and non-GAAP basic EPS exclude certain non-cash expenses, including share-based compensation expenses, amortization of acquired intangible assets, and other operating income. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain non-cash expenses that may not be indicative of our operating performance from a cash perspective. We believe that both management and investors benefit from referring to this additional information in assessing our performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to AsiaInfo’s historical performance and liquidity.

Reconciliation of Non-GAAP net income to GAAP net income

	2007 Q2	2006 Q2	2007 Q1
	(in thousands of US dollars except for per share amount)
GAAP net income	2,498	1,348	6,396
Adjustments:
—Share-based compensation	912	137	939
—Amortization of acquired intangible assets	523	217	552
—Other operating income	—	—	(2,734)

Non-GAAP net income	3,933	1,702	5,153

Non-GAAP basic EPS	0.09	0.04	0.12

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China's major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of July 25, 2007. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

China Contacts:

Charles Zhang

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

(+8610) 8216-6039

Rory Macpherson

Ogilvy Public Relations Worldwide

rory.macpherson@ogilvy.com

(+8610) 8520-6553